PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 31 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                              December 23, 1999
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                               -------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $176,000,000

Maturity Date:             January 22, 2001

Interest Accrual Date:     December 29, 1999

Interest Payment Dates:    Each March 22, June 22, September 22 and
                           December 22, commencing March 22, 2000, and the
                           Maturity Date


Initial Interest Rate:     To be determined two London banking days
                           prior to the Original Issue Date

Base Rate:                 LIBOR

Index Maturity:            3 Months

Spread Plus or Minus):     Plus 0.02% per annum

Index Currency:            U.S. Dollars

Interest Payment Period:   Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
  (Original Issue Date):   December 29, 1999


Initial Interest Reset
  Date:                    March 22, 2000

Interest Reset Dates:      Same as quarterly Interest Payment Dates

Interest Reset Period:     Quarterly

Interest Determination
  Dates:                   Two London banking days prior to each
                           Interest Reset Date

Reporting Service:         Telerate (Page 3750)

Book Entry Note or
  Certificated Note:       Book Entry Note

Senior Note or
  Subordinated Note:       Senior Note

Agent:                     Morgan Stanley & Co. Incorporated

Calculation Agent:         The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745ENV9


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER